Exhibit 99.1

      NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE FIRST FISCAL QUARTER ENDED
                                DECEMBER 31, 2004

    Major Product Shift Improves Gross Margins and Notify's Wireless Revenue
        Achieves Six Fold Increase Over the Previous Year's First Quarter

        SAN JOSE, Calif., Feb. 10 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced financial results for the quarter ended December 31, 2004.

        A major shift in product concentration between the three-month periods ended December 31, 2004, and the corresponding period in 2003 increased revenue to $885,906 with a gross margin of 96.4% from $801,749 with a gross margin of 68.1%, respectively. Revenue in the first fiscal quarter of 2005 was primarily generated from software and service sales whereas revenue in the fiscal quarter of 2004 contained a significant concentration of wireline device sales. The Company's net loss for the three month period ended December 31, 2004, was $170,157 or a net loss per share of $0.01, compared to a net loss of $134,177, or a net loss per share of $0.03, reported for the corresponding period of fiscal 2004.

        The NotifyLink product line revenue improved significantly to $486,247 in the three-month period ended December 31, 2004 from $75,282 in the three-month period ended December 31, 2003. Partially offsetting this increase was the absence of shipments of the Visual Got Mail Solution Customer Premise Equipment (CPE) for voice messaging in the three-month period ended December 31, 2004 compared to $260,674 in the three-month period ended December 31, 2003. The service portion of the Visual Got Mail Solution was still significant but decreased to $366,300 in the three-month period ended December 31, 2004 compared to $397,191 in the comparable period of fiscal 2004. This decrease in the Visual Got Mail Solution service revenue is expected to continue as our customer has made the decision to reduce its marketing commitment in the local service telephone market. The customer has also recently decided to dispose of its inventory of CPE and the event will result in Notify recognizing approximately $1,400,000 in gross revenue, of which approximately $243,000 is included in deferred revenue at December 31, 2004.

        Although our gross margin has improved greatly, the product shift has increased our operating expenses, specifically our sales and marketing expense, at the same time it has reduced our cost of revenue. This is because the acquisition of customers is the major cost of the NotifyLink product requiring additional inside direct sales personnel and an expansion of the technical support department needed to support the growing wireless business. Sales and marketing expense increased to $406,519 for the three-month period ended December 31, 2004 from $142,931 in the corresponding period of fiscal 2004.

        Over the past year, the Company has focused a major portion of its research and development and sales on its NotifyLink wireless products and services. The NotifyLink wireless products contributed 55% of the total revenue for the three-month period ended December 31, 2004 compared to less than 9% in the same period in fiscal 2004. Notify continues to design new NotifyLink products with the current release of a hosted version targeted at those customers who wish to avoid installing an on-premise solution and still service the wireless needs of employees using a variety of wireless devices on multiple networks.

        "We are pleased with the improvement in sales of NotifyLink in the first quarter. We have committed most of our resources in a product area that we believe has the most future potential for Notify. The wireless product line is already contributing greatly to our overall performance and has improved our cash flow since most of the wireless contracts are on a prepaid annual basis." said Paul DePond, Chief Executive Officer. "The sales of our wireline products have proven valuable in the past but wireless products expand our markets and increase the number of customers we service."

        About Notify Technology Corporation
        Founded in 1994, Notify Technology Corporation is an innovative communications company offering wireless and service products. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and sells its wireline products through CLECs. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

        Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to statements regarding the development of NotifyLink revenue sales and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, and the percentage contribution to revenue of NotifyLink, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations.

            Contacts:
            At Notify Technology:
            Jerry Rice, Chief Financial Officer
            Phone:  408-777-7927
            jerry.rice@notifycorp.com

                          NOTIFY TECHNOLOGY CORPORATION
                            STATEMENTS OF OPERATIONS

                                                    Three-Month Periods
                                                    Ended December 31,
                                              -------------------------------
                                                   2004             2003
                                              --------------   --------------
                                                        (Unaudited)
Revenue:
  Product sales                               $      486,970   $      331,996
  Service revenue                                    398,936          421,718
  Royalty revenue                                         --           48,035
Total revenue                                        885,906          801,749

Cost of revenue:
  Product cost                                        19,349          205,319
  Service cost                                        12,631           50,719
Total cost of revenue                                 31,980          256,038
Gross profit                                         853,926          545,711

Operating expenses:
    Research and development                         246,692          220,993
    Sales and marketing                              406,519          142,931
    General and administrative                       373,224          307,078
Total operating expenses                           1,026,435          671,002

Loss from operations                                (172,509)        (125,291)

Interest income (expense) and
 other, net                                            2,352           (8,886)
Net loss                                      $     (170,157)  $     (134,177)

Basic and diluted net loss per share          $        (0.01)  $        (0.03)

Weighted average shares outstanding               13,828,017        4,599,800

                          NOTIFY TECHNOLOGY CORPORATION
                                 BALANCE SHEETS

                                                  Dec. 31,        Sept. 30,
                                                   2004             2004
                                              --------------   --------------
                                               (unaudited)
Assets:
Current assets:
    Cash and cash equivalents                 $      758,527   $    1,026,121
    Accounts receivable                              523,625          485,425
    Other assets                                      56,720           56,598
Total current assets                               1,338,872        1,568,144
    Property and equipment, net                      157,986          170,391
    Total assets                              $    1,496,858   $    1,738,535
Liabilities and shareholders' deficit
    Current liabilities:
    Current portion of capital
     lease obligations                                14,791           14,571
    Accounts payable                                  24,780           64,012
    Accrued payroll and related
     liabilities                                     257,532          378,057
    Deferred revenue                               1,181,055        1,081,175
    Customer advances                                226,098          271,114
    Other accrued liabilities                        171,352          173,168
Total current liabilities                          1,875,608        1,982,097
    Long-term capital lease
     obligations                                      12,842           16,623
Total liabilities                                  1,888,450        1,998,720
Shareholders' deficit:
    Common stock                                      13,969           13,814
    Additional paid-in capital                    22,840,831       22,802,236
    Accumulated deficit                          (23,246,392)     (23,076,235)

Total shareholders' deficit                         (391,592)        (260,185)
    Total liabilities and
     shareholders' deficit                    $    1,496,858   $    1,738,535

SOURCE  Notify Technology Corporation
    -0-                             02/10/2005
    /CONTACT: Jerry Rice, Chief Financial Officer of Notify Technology Corporation, +1-408-777-7927, or jerry.rice@notifycorp.com/
    /Web site:  http://www.notifycorp.com /
    (NTFY)

CO:  Notify Technology Corporation
ST:  California
IN:  CPR MLM OTC STW TLS
SU:  ERN

MC-MW
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